Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of the 10th day of June, 2011 (the “Restatement Date”), by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as the “Company”), and Philip H. Moïse, residing at 948 Oakdale Road, Atlanta, Georgia 30307 (herein referred to as “Employee”), amends and restates that certain Employment Agreement dated as of April 1, 2007 by and between the Company and Employee.

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Employee on the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Relationship Established

The Company hereby employs Employee as Executive Vice President, General Counsel and Secretary of the Company to perform the services and duties normally and customarily associated with Employee’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time to time be specified by the Company’s Chief Executive Officer (the “CEO”) and its Board of Directors (the “Board”).  Employee will be retained in such position during the term of his employment under this Agreement, and Employee hereby agrees to perform such services and duties in such capacity.

2.	Extent of Services

Employee shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his good faith efforts to promote the success of the Company’s business.  Notwithstanding the foregoing, Employee shall be permitted to participate in any governmental, educational, charitable or other community affairs and to serve as a board member for any such organization so long as such services do not unreasonably interfere with Employee’s service to the Company.

3.	Term of Employment

Employee’s employment hereunder shall commence on April 1, 2007 (hereinafter called the “Effective Date”) and shall continue for a period of two (2) years, unless sooner terminated by the first to occur of the following:

(a)
The death of Employee or the termination of the Employee’s employment by the Company upon the complete disability of Employee. “Complete disability”, as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for a consecutive six-month period during the Term.

(b)
The discharge of Employee by the Company for Cause.  Employee’s discharge will be “for Cause” if, as evidenced by a resolution duly adopted in good faith by a majority of the Board, excluding Employee (prior to which, there is delivered to Employee a copy of a written notice setting forth the particulars of the events or circumstances claimed to constitute Cause in detail (the “Notice of Cause”), and Employee is provided an opportunity, on reasonable advance notice, to be heard in person by the Board (with the presence but not active participation of Employee’s counsel if Employee so desires)), such discharge is due to any of the following:

(i)	Employee’s material dishonesty in connection with his employment with the Company that causes harm to the Company,

(ii)
Employee’s continuing refusal to perform reasonable duties assigned to him hereunder that are consistent with Employee’s position; provided that the Company may only discharge Employee for Cause pursuant to this subsection (b)(iii) if the Company provides Employee with written notice of such refusal and Employee does not cure such failure within 30 days of his receipt of such written notice (to the extent such failure is curable), or

(iii)
Employee’s breach of any of the material terms of this Agreement provided that the Company may only discharge Employee for Cause pursuant to this subsection (b)(iii) if the Company provides Employee with written notice of such breach and Employee does not cure such breach within 30 days of his receipt of such written notice (to the extent such breach is curable).

After the delivery of the Notice of Cause and pending the Board’s resolution determining that Cause exists (the “Dispute Period”), the Company may relieve Employee of his duties and deny his access to Company facilities, Company employees, and Company telecommunications and other electronic systems, which actions during the Dispute Period will not constitute a termination for Cause, or a termination without Cause, a basis for Employee’s resignation for Good Reason or a breach by the Company of this Agreement. During the Dispute Period, the Company shall continue to pay Employee the full compensation in effect immediately prior to the Dispute Period (including, but not limited to, the Salary) and continue Employee as a participant in all compensation, benefit and insurance plans, programs, arrangements and agreements in which Employee was participating immediately prior to the Dispute Period.  Amounts paid during the Dispute Period pursuant to this paragraph are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement.

For the avoidance of doubt, if the Company does not claim that Cause for termination exists as a result of a condition or event, the Company will not be deemed to have waived the right to claim Cause for termination upon the existence or occurrence of a subsequent (or similar) condition or event.  Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

(c)	The discharge of Employee by the Company without Cause upon 60 days prior written notice to Employee.

(d)	Employee’s resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Employee’s written consent:

(i)
(A) the assignment to Employee of any duties or responsibilities materially inconsistent with the scope of the duties or responsibilities associated with his title or position, or (B) any material adverse change of his title, position or status or the circumstances of his employment;

(ii)
any action or inaction by the Company which would materially and adversely affect Employee’s base compensation or participation in, or materially reduce his benefits under, the Company’s benefit plans (including, without limitation, equity benefits) as of the Effective Date or as may be increased thereafter, other than actions or inactions that apply to all executive officers of the Company generally;

(iii)	a breach by the Company of any of the material terms of this Agreement;

(iv)	the Company relocates its headquarters to, or requires Employee to move his primary work location to, a place more than 30 miles from the Company’s current headquarters location in Norcross, Georgia.

Employee’s employment will not be considered to have been terminated for Good Reason unless Employee provides the Company with written notice of termination for Good Reason within 90 days of the occurrence of the condition or circumstance giving rise to the termination for Good Reason, and the Company has not cured that condition or circumstance within 30 days after receiving such written notice (to the extent such condition or circumstance is curable).  For the avoidance of doubt, if Employee does not claim Good Reason as a result of a condition or event, Employee will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition or event..

(e)
Employee’s voluntary termination of employment other than for Good Reason, upon 60 days prior written notice to the Board, or upon such shorter notice as requested by Employee and approved by the Board.  If Employee notifies the Company of his intention to terminate the employment relationship prior to his receipt of any notice of termination from the Company, and the Company then terminates Employee’ employment, such termination will be deemed to have been made under this subsection (e) and not under subsection (c) above; provided that, in the case of a Company initiated termination that occurs after such notice by Employee (whether pursuant to subsection (d) above or this subsection (e)), the termination date shall not be earlier than the termination date set forth in Employee’s original notice of termination.

If not sooner terminated under the provisions of Sections 3(a) through 3(e) above, the term of Employee’s employment hereunder shall automatically renew for successive periods of one year (each a “Renewal Term”) upon each anniversary of the Effective Date; provided, however, any Renewal Term will not automatically renew if at least 60 days prior to the end of a Renewal Term, a party provides the other party with a written notice of non-renewal, in which case this Agreement will expire at the end of such Renewal Term.  The initial term, together with any Renewal Terms, to the extent shortened pursuant to termination in accordance with the provisions of Sections 3(a) through 3(e) above, is referred to herein as the “Term.”

4.	Compensation; Stock Option Award

(a)
Subject to the provisions of Section 4(f), the Company will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.  Employee’s base compensation shall be reviewed at least annually by the Compensation Committee of the Board.

(b)
Employee may be entitled to additional short-term and long-term incentive compensation as may be determined by the Compensation Committee of the Board in its sole discretion from time to time, any such determination to be final, binding and conclusive on Employee and all other persons.

(c)
In the event Employee’s employment shall terminate under Section 3(c) hereof (termination by the Company without Cause) or Section 3(d) hereof (resignation by Employee for Good Reason), Employee shall be paid an amount equal to two (2) times the Average Annual Compensation (as defined below), payable in approximately equal bi-weekly installments over the two (2) years following such termination of employment. For purposes of this Section, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A (prior to reduction if the termination is for Good Reason because of a reduction in base compensation), together with his Average Bonus. “Average Bonus” shall mean the average bonus paid to Employee over the last two (2) years in which Employee was eligible to receive a bonus.  The payment of any amount under this Section 4(c) is expressly conditioned on Employee first delivering to the Company a fully-executed waiver and release of claims substantially in the form attached hereto as Schedule B (the “Release”) within 30 days after the date of Employee’s termination of employment and Employee not having revoked such Release within the applicable revocation period.

(d)
If Employee’s employment terminates under Section 3(c) hereof (termination by the Company without Cause) or under Section 3(d) hereof (resignation by Employee for Good Reason), and subject to Employee’s execution and non-revocation of the Release,

(i)
the Company will pay to Employee a lump sum cash payment, on the 38th day following termination, equal to the product of (A) 18 multiplied by (B) the monthly cost of maintaining health benefits for Employee (and Employee’s spouse and eligible dependents) as of the date of Employee’s termination of employment under a group health plan of the Company for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), excluding any short-term or long-term disability insurance benefits; and

(ii)
notwithstanding anything to the contrary (A) herein (B) in any applicable equity or long-term incentive plan or program or (C) in any award agreement, any equity and long-term incentive awards held by Employee that would otherwise have vested, or were scheduled to vest, within three months following Employee’s termination of employment will immediately fully vest and become non-forfeitable upon Employee’s termination of employment.  Such awards will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement.  Notwithstanding the foregoing, except to the extent prohibited by applicable law, upon termination of Employee’s employment under this Agreement for any reason, Employee shall be entitled to exercise all vested stock options for a period of 12 months following the effective date of such termination of employment (but not beyond the original term of the option).

(e)
Except for the additional amounts or benefits provided in subsections (c) and (d) above, and Section 7 below, at the end of the Term, all of the Company’s obligations to Employee hereunder will cease automatically and Employee shall only be entitled to: (i) accrued but unpaid salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practices; (ii) payment for accrued but unused vacation through the date of termination of employment, to be paid within 30 days following the date of termination of employment; (iii) any unreimbursed expenses incurred by Employee through the date of termination of employment, to be paid in accordance with the Company’s applicable policies; (iv) benefits payable to Employee under the terms of the Company’s plans in which Employee participated prior to the date of his termination of employment, to be paid in accordance with the terms of such plans; and (v) all other compensation accrued through the date of termination of employment (including, without limitation, the annual bonus award, if any, with respect to any completed fiscal year which has not yet been paid to Employee as of the date of termination of employment), to be paid when such amounts are paid to senior executives of the Company generally.

(f)
Schedule A may be amended from time to time upon the parties’ revision and re-execution thereof whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto; and provided further, however, that Schedule A may, but need not, be re-executed due to an increase in Employee’s base compensation.

5.	Expenses

Employee shall be entitled to receive reimbursement for, or payment directly by the Company of, all reasonable expenses incurred by Employee at the request of the Company in the performance of his duties under this Agreement in accordance with the Company’s normal expense reimbursement policy.

6.	Insurance and Other Fringe Benefits

The Company will provide Employee with health insurance, dental insurance, long-term disability insurance, and other fringe benefits in the form and in amounts substantially equivalent to the benefits provided to its other executive officers of the Company. Without limiting the preceding sentence, Employee will be entitled 27 days paid vacation (adjusted for additional years of service after the Effective Date), to be taken in accordance with Employer’s standard vacation policy.

7.	Termination of Employment After a Change of Control; Severance

(a)	For the purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(i)
Sale of the Company’s Assets.  The sale of all or substantially all of the Company’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions within a 12-month period.

(ii)
Sale of the Company’s Shares.  The sale, exchange, or other disposition to a single purchaser or group of associated purchasers, in one transaction, or in a series of related transactions within a 12-month period, of thirty percent (30%) or more of the Company’s outstanding shares of capital stock.

(iii)
Merger or Consolidation.  The merger or consolidation of the Company in a transaction or series of related transactions in which the Company’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(b)
If, within two (2) years after a Change of Control, either (i) the Company terminates Employee’s employment without Cause or (ii) Employee terminates his employment for Good Reason (in either case, a “Change in Control Termination”), the Company shall pay Employee (instead of the amount specified in Section 4(c) but together with the amounts specified in Section 4(d) and Section 7(d)) an amount equal to two (2) times Employee’s Average Annual Compensation (the “CIC Severance Payment”).  The CIC Severance Payment shall be paid in approximately equal bi-weekly installments over the two years following such termination of employment; provided, however, that if the Change of Control also is a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5), the CIC Severance Payment shall be paid in a single payment on the 5th day following the date of termination (in either case, subject to any required delay in payment under Section 19(c)). The amount payable under Section 4(d)(i) shall be paid in a single payment on the 5th day following the date of termination. In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c)
Upon a Change of Control, the restrictions on any and all outstanding incentive awards granted to Employee (including, without limitation, restricted stock and granted performance shares or units) under the Company’s 2005 Long-Term Incentive Plan or any predecessor incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and any and all stock options and stock appreciation rights issued to Employee under such plans shall become immediately exercisable and shall become 100% vested. Upon a Change of Control, any long-term incentive awards held by Employee that were granted under any successor plan to the 2005 Long-Term Incentive Plan will be treated according to the applicable provisions of the plan under which they were granted and any applicable award agreement; provided, however, that if acceleration of vesting under such plan or award agreement is predicated upon a qualifying termination of employment in connection with or following such Change of Control, then the definitions of Cause and Good Reason as defined in this Agreement shall apply to Employee’s equity awards, notwithstanding any definition of such terms (or such other similar applicable terms) in the applicable plan or award agreement.

(d)
In the event of a Change in Control Termination, the Company shall pay to Employee an outplacement assistance benefit in the amount specified on Schedule A attached hereto for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment.  Such amount shall be paid in a single lump sum cash payment on the 5th day following the date of termination.

(e)
In consideration of the payments and benefits provided pursuant to this Section 7 and his employment hereunder through the date of such termination, in the event of a Change in Control Termination, Employee agrees to remain bound by the provisions of Section 10 and Section 11 which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

8.	Mandatory Reduction of Payments in Certain Events

(a)
If any amount, entitlement or benefit paid or payable to Employee or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments (such reduced amount hereinafter referred to as the “Limited Payment Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 8(b) below).  For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 8, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.  For purposes of this Section 8, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder.

(b)
All calculations under this Section 8 shall be made by a nationally recognized accounting firm or compensation consulting firm designated by the Company and reasonably acceptable to Employee (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Determination Firm”).  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax: (i) no portion of the Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the Determination Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Determination Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Employee within 50 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Employee that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”).  The Company shall pay all fees and expenses of the Determination Firm and Tax Counsel.  Within 15 days after Employee’s receipt of the Determination, Employee shall have the right to dispute the Determination (the “Dispute”).  The existence of the Dispute shall not in any way affect the right of Employee to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Determination Firm shall be final binding and conclusive upon the Company and Employee (except as provided in subsection (c) below).

(c)
If, after the Payments have been made to Employee, it is established that the Payments made to, or provided for the benefit of, Employee exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply.  If it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Employee shall repay the Excess Payment to the Company on demand.  In the event that it is determined (i) by the Determination Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Employee of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Employee within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to Employee under this Agreement, from such date until the date that such Underpayment is made to Employee.

(d)	In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 8 shall be of no further force or effect.

9.	Reimbursement of Legal Fees

(a)
The Company shall promptly reimburse Employee for all reasonable legal fees and related expenses incurred by him as a result of or in connection with a Change in Control Termination, including, without limitation, all reasonable fees and related expenses incurred to enforce the provisions of this Agreement.  Such reimbursement shall be made within 60 days of Employee’s written request, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require, but, in any event, no later than 2 ½ months following the calendar year in which the cost is incurred.

(b)
In the case of Employee’s termination of employment without Cause or for Good Reason other than a Change in Control Termination, the Company will reimburse Employee for all reasonable legal fees and related expenses to enforce the provisions of this Agreement, but only if and to the extent that an arbitral panel or a court determines that the Company’s actions caused Employee to incur such expenses unnecessarily or that the Company’s actions were otherwise arbitrary, unreasonable or in bad faith (an “Official Determination”).  Upon an Official Determination, such reimbursement shall be made within 60 days after the Official Determination.

(c)	Employee’s rights pursuant to this Section 9 shall expire at the end of six years after the date of termination and shall not be subject to liquidation or exchange for another benefit.

10.	Prohibited Practices

Terms used in this Section 10 and in Section 11 that are defined in Section 13-8-51 of the Official Code of Georgia Annotated (“OCGA”) shall have the meanings given such terms in OCGA Section 13-8-51.  Employee acknowledges and agrees that the Company is in the business of developing, manufacturing, and selling reagents and systems used to detect and identify cell and serum components of human blood prior to blood transfusions.  Employee further acknowledges and agrees that he is and in the course of his employment performs the duties of a key employee of the Company for the purpose of developing the Company’s business and managing its employees.  Employee further acknowledges that as a result of his position with the Company, he will stand in a position of trust and confidence with the Company’s employees and that the restrictions contained in this Section 10 and Section 11 are reasonable and necessary to protect the Company’s legitimate business interests.

During the Term, and for a period of two (2) years after Employee’s employment with the Company terminates for any reason (before or after the Term), in consideration of the compensation being paid to Employee hereunder and his employment hereunder through the date of such termination, Employee will not, directly or by assisting others:

(a)
solicit or attempt to solicit business from anyone who is or becomes an active or prospective customer of the Company or any of its affiliates and with whom Employee had material contact during his employment under this Agreement, if the purpose of the solicitation or attempted solicitation is to induce such active or prospective customer to purchase products or services from another entity or person of the type offered or provided by the Company or any of its affiliates within the two years preceding the date of termination; or

(b)	solicit or attempt to solicit current suppliers of the Company or any of its affiliates to terminate their relationship with the Company or any of its affiliates; or

(c)
solicit or recruit or attempt to solicit or recruit any employee of the Company or any of its affiliates with whom Employee had material contact during Employee’s employment hereunder for the purpose of, or with the intent of, inducing the employee to leave the employment of the Company or any of its affiliates in favor of a competing business.

Notwithstanding the foregoing, it will not be a violation of this Section 10 for any entity with which Employee is affiliated to engage or solicit an employee, customer, prospective customer or supplier of the Company, provided that Employee was not directly or indirectly involved in such activity and has otherwise complied with all of his agreements with the Company.

During the Term, and for a period of 18 months after Employee’s employment with the Company terminates for any reason (before or after the Term), in consideration of the compensation being paid to Employee hereunder and his employment hereunder through the date of such termination, Employee will not, directly or by assisting others, engage in a Competitive Activity within the Restricted Territory, whether as an individual or as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor or lender of any individual, partnership, corporation or other organization that is engaged in a Competitive Activity, except that Employee shall not be prohibited from investing in five percent (5%) or less of the equity of any entity engaged in a Competitive Activity.  For purposes of this Agreement, (i) “Competitive Activity” shall mean the business of selling or providing products or services into the blood banking industry, including, without limitation, serology or molecular immunohematology products or services, and (ii) “Restricted Territory” shall mean any geographic area in which Employee was working at the time of termination, as well as any geographic area in which the Company or any of its affiliates does business at any time during Employee’s employment with Company, specifically including without limitation each of the states and territories of the United States, and the countries of Canada, England, Germany, Italy, France, Spain, Portugal and Japan. Notwithstanding the foregoing, it shall not be a breach of this paragraph for Employee to provide services to any person or entity, or to hold an equity or partnership interest in any person or entity, that is not itself primarily engaged in a Competitive Activity, but which has a division, business unit, reporting segment or investment that is engaged in a Competitive Activity (a “Competitive Division”), so long as (A) Employee notifies the Company in advance of his taking a position or acquiring an interest in an entity having a Competitive Division, (B) Employee does not, directly or indirectly, provide services to such Competitive Division, and (C) Employee does not in any manner communicate with the Competitive Division concerning a Competitive Activity.

11.	Protection of Company Property

(a)
Protection of Trade Secrets.  Employee acknowledges that during the course of his employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information (in each case, as defined below).  Employee agrees to maintain in strict confidence and, except (i) as necessary to perform his duties for the Company, (ii) in order to enforce Employee’s rights under this Agreement (so long as he notifies the Company in advance of his intent to use such information so that the Company may seek court-ordered protection for such use), or (iii) as required by law, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his employment for so long as such Trade Secrets are protected by applicable law (unless such Trade Secrets of the Company become generally available to the public (other than by reason of Employee’s breach of this Section 11(a)).  Employee acknowledges and agrees that his obligations under this Section 11(a) extend to Trade Secrets of the Company and to Trade Secrets of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Trade Secrets.  For purposes of this Agreement, “Trade Secrets” means anything that constitutes a trade secret under the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq., and includes, but is not limited to, any information, technical or nontechnical data, formulas, patterns, compilations, a programs, devices, methods, a techniques, a drawings, a processes, financial data, financial plans, product plans, and/or lists of actual or prospective customers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its or their disclosure or use and is the subject of reasonable efforts by the Company to maintain its or their secrecy.

(b)
Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except (i) as necessary to perform his duties for the Company, (ii) in order to enforce Employee’s rights under this Agreement (so long as he notifies the Company in advance of his intent to use such information so that the Company may seek court-ordered protection for such use), or (iii) as required by law, not to use or disclose any Confidential Information of the Company during his employment and for so long as such information remains confidential following termination of Employee's employment, unless such Confidential Information of the Company becomes generally available to the public (other than by reason of Employee’s breach of this Section 11(b)).  Employee acknowledges and agrees that his obligations under this Section 11(b) extend to Confidential Information of the Company and to Confidential Information of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Confidential Information.  “Confidential Information” includes any confidential internal, non-public information (other than Trade Secrets) including, but not limited to information regarding the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists.

(c)
Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during Employee’s employment with the Company shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his salary, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d)
Return of Property.  Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment for any reason, all property of the Company, including, but not limited to, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to the Company, its business, or its customers. Upon the request of the Company, employee shall certify in writing compliance with the foregoing requirement.  Notwithstanding the foregoing, Employee will be entitled to retain personal items (including, without limitation, personal calendars, rolodexes, correspondence and diaries) and any information related to Employee’s compensation or equity awards, or that Employee reasonably determines may be needed for tax purposes.

12.	Severability

It is the intention of the parties that if any of the restrictions or covenants contained in Sections 10 or 11 of this Agreement are in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform such provision to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

If any provision contained in this Agreement is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

14.	Notices

Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery, including, without limitation on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the earlier of the date of receipt or the fifth  business day after mailing:

(a)	If to the Company:	Immucor, Inc.
Attn: Vice President of Human Resources
3130 Gateway Drive
Norcross, GA 30071

(b)	If to Employee:	[redacted]

or in each case to such other address as the party may time to time designate in writing to the other party.

15.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without regard to its choice-of-law rules.

16.	Enforcement

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 10 or 11 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company.  Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required from the Company.

17.	Entire Agreement; Modification and Amendment

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void. This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

18.	Parties Benefited

This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and the Company, its subsidiaries, affiliates, and successors.

19.	Code Section 409A

(a)
General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder, including any applicable transition relief under Section 409A (collectively, “Section 409A Guidance”).  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

(b)
Definitional Restrictions.  To the extent that the right to any payment under this Agreement provides for deferred compensation within the meaning of Section 409A that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of the Section 409A Guidance and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(c)
Six-Month Delay in Certain Circumstances.  Notwithstanding any provision to the contrary in this agreement, if Employee is deemed on the date of Employee’s “separation from service” (within the meaning of the Section 409A Guidance) to be a “specified employee” (within the meaning of the Section 409A Guidance), then with regard to any payment or distribution under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B), such payment or distribution shall not be made prior to the earlier of (1) the later of (a) December 11, 2012, which is the first day after the expiration of 18 months following the Restatement Date, or (b) the first day of the seventh month following the date of Employee’s “separation from service”, or (2) the date of Employee’s death or any other permissible acceleration event under the Section 409A Guidance (in either case, the “Required Delay Period”).  Any payment or distribution so delayed shall be accumulated through and paid within ten (10) days after the end of the Required Delay Period, and the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period; provided that all payments and distributions so delayed shall be paid together with interest thereon, at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Employee through the end of the Required Delay Period.  For purposes of the foregoing, the “Delayed Payment Interest Rate” means the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Employee’s date of termination of employment.

(d)
Reimbursement.  With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under the Section 409A Guidance or is required to be included in Employee’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which Employee incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(e)
Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes non-exempt deferred compensation for purpose of the Section 409A Guidance, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(f)
Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

The parties hereto have executed and delivered this Agreement as of the Effective Date.

	IMMUCOR, INC.	EMPLOYEE

By:	/s/ Joseph E. Rosen	/s/ Philip H. Moïse
	Joseph E. Rosen	Philip H. Moïse
Chairman of the Board

Date:	June 10, 2011	June 10, 2011

SCHEDULE A

EMPLOYMENT AGREEMENT DATED AS OF APRIL 1, 2007, AND AMENDED AND RESTATED AS OF JUNE 10, 2011, BY AND BETWEEN IMMUCOR, INC. AND PHILIP H. MOISE.

Base compensation:   $517,500.00 a year payable in 26 installments every two weeks.
Outplacement Assistance Benefit:  $30,000.00.

	IMMUCOR, INC.	EMPLOYEE

By:	/s/ Joseph E. Rosen	/s/ Philip H. Moïse
	Joseph E. Rosen	Philip H. Moïse
Chairman of the Board

Date:	June 10, 2011	June 10, 2011

A-1

SCHEDULE B

[IMMUCOR LETTERHEAD]

[DATE]

[EMPLOYEE ADDRESS]

Re:           Separation Agreement and General Release

Dear ____:

Pursuant to the Employment Agreement between you and Immucor, Inc. (“Immucor”) effective as of [DATE] (the “Employment Agreement”), this letter sets forth the terms of your separation from Immucor and constitutes the Separation Agreement and General Release (“Release Agreement”) between you and Immucor.

1.            Background

You were employed by Immucor as its [POSITION].  Your employment has been terminated by Immucor effective [DATE] (the “Termination Date”) pursuant to Section [3(c) OR 3(d)] of the Employment Agreement.  Under Section [3(c) OR 3(d)] of the Employment Agreement, you are entitled to certain payments, provided that you execute and deliver this Release Agreement to Immucor within 21 days of your receipt of this Release Agreement, and you do not revoke your acceptance within seven days of executing this Release Agreement, as described more fully below.

2.            Payments by Immucor

In order to effect the termination of your employment and to provide you with certain benefits, you and Immucor agree as follows:

a.           This Release Agreement shall not be in any way construed as an admission by Immucor that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against Immucor.  Similarly, this Release Agreement shall not be in any way construed as an admission by you that you have acted wrongfully with respect to Immucor or any other person, or that Immucor has any rights whatsoever against you.

b.           Even if you do not sign this Release Agreement, Immucor will pay you the accrued rights and benefits due to you pursuant to Section 4(e) of the Employment Agreement.

c.           Unless you revoke your acceptance of this Release Agreement as provided in Section 4.b. of this Release Agreement, Immucor will pay you the amounts described in Section 4(c) and 4(d) of the Employment Agreement in accordance with the terms set forth therein (collectively, the “Severance Benefits”).

d.           You acknowledge and agree that Immucor shall not be obligated to provide you with the Severance Benefits unless and until you have executed this Release Agreement and the revocation period described in Section 4.b. of this Release Agreement has expired without your revocation of this Release Agreement.

e.           You acknowledge and agree that the Severance Benefits constitute consideration paid by Immucor in exchange for your execution of this Release Agreement and the releases and obligations contained herein.  You further acknowledge and agree that the consideration you have been given for this Release Agreement and the releases and other obligations contained in this Release Agreement exceeds that to which you are entitled by Law or contract, and is fair and adequate consideration for the releases and other obligations contained in this Release Agreement.

3.            Releases

a.           As a material inducement for Immucor to enter into this Release Agreement, you hereby fully, finally, and unconditionally release, acquit, and forever discharge Immucor and its predecessors, successors, parent corporations, subsidiaries, affiliates, directors, officers, agents, representatives, employees, assigns, and attorneys (Immucor and all such other Persons are sometimes collectively referred to in this Release Agreement as the “Released Parties” and individually as a “Released Party”) of and from any and all causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints of any kind or nature whatsoever, whether now known or unknown, arising out of or related to your service as an employee or officer of Immucor or your separation from such service, that could be brought in any lawsuit or before any Governmental Authority (such causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints are collectively referred to in this Release Agreement as “Employee Claims”), that you now have, may have had, or may hereafter claim to have, at any time, arising out of, relating to, or connected with, in any way, acts, events, or facts done or occurring from the beginning of time through the Termination Date, including, without limitation, the following:

i.           Employee Claims under any Law, whether federal, state, or local, including but not limited to, any “whistleblower” statutes, Laws that protect individuals from discrimination in employment on the basis of age, race, color, sex, gender, sexual orientation, national origin, religion, genetic information, education, and/or disability, including but not limited to (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., (ii) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., (iii) the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., (v) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., (vi) the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; (vii) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (viii) the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; (ix) the Lily Ledbetter Fair Pay Act; (x) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; (xi) the National Labor Relations Act, 29 U.S.C. § 151 et seq., and (xii) any and all common law rights and claims, including, but not limited to, breach of contract (express or implied), tort (intentional or negligent), and wrongful discharge; and

ii.           Employee Claims arising out of, related to, or connected with, in any way, your employment with Immucor; provided, however, that you are releasing Employee Claims hereunder only to the extent that they arose solely in your capacity as an employee or officer of Immucor (and, for the avoidance of doubt, in no event shall the Employee Claims be deemed to include any claim or cause of action that arose in connection with your role as a director and/or shareholder of Immucor).

b.           You covenant, warrant, and represent that you will not institute, or join in as a class member or otherwise, any suit, action, charge, complaint or other proceeding against any one or more of the Released Parties with respect to any of the Employee Claims referred to above.  This Release Agreement shall not prohibit you from participating in any investigation by the Equal Employment Opportunity Commission of alleged age discrimination, but you acknowledge and agree that under no circumstances will you be entitled to recover money damages or any other monies from any of the Released Parties other than those described in this Release Agreement.

c.           Notwithstanding the releases given above, nothing in this Release Agreement shall prevent you or the Released Parties from bringing an action in any court of competent jurisdiction to enforce the terms of this Release Agreement.

4.           Knowing and Voluntary Release

a.           By executing this Release Agreement, you warrant and represent that you have read this Release Agreement and understand that this Release Agreement contains a waiver and release of any and all rights and claims that you might otherwise have against the Released Parties, including, but not limited to, claims of age, race, color, sex, gender, national origin, sexual orientation, religious, genetic information, disability, education, or other discrimination; that you have been given a period of at least twenty-one (21) days within which to consider this release of your rights and claims as part of this Release Agreement; that you have been advised in writing to consult with an attorney before signing this Release Agreement and that you have had an opportunity to do so; that you understand fully the terms, conditions, requirements, and effects of this Release Agreement; and that you execute this Release Agreement freely, knowingly, and voluntarily without threat, duress, coercion, or promise of any consideration in addition to that set forth in this Release Agreement.

b.           You shall have seven (7) days following your execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement shall not become effective or enforceable until the revocation period has expired.  Any such revocation must be communicated in writing, sent via priority overnight courier for delivery the next day to:

[______________] Vice-President of Worldwide Human Resources Immucor, Inc. 3130 Gateway Drive Norcross, Georgia 30091-5625	With a copy to:

In the absence of such revocation, this Release Agreement shall become effective and enforceable on the eighth day following your execution of this Release Agreement.

d.           You and Immucor acknowledge that this Release Agreement contains the entire understanding between the parties with respect to the subject matter hereof, that there is no representation, agreement or obligation regarding the terms of this Release Agreement which is not expressly set forth in this Release Agreement, and that no representation, inducement, promise, or agreement not expressly set forth in the text of this Release Agreement shall be of any force or effect.  This Release Agreement shall not be modified or amended in any fashion except by written agreement signed by all parties.  No waiver with respect to any portion of this Release Agreement shall apply to any other portion of this Release Agreement, and a waiver on one occasion shall not operate or be construed as a waiver of the same or any other breach on a future occasion, nor shall any waiver operate or be construed as a rescission of this Release Agreement.  No course of dealing by any party, nor any failure, omission, delay, or forbearance by any party in exercising such party's rights or remedies under this Release Agreement shall be deemed a waiver of any such rights or remedies or a modification of this Release Agreement.

5.            Miscellaneous Terms and Conditions

a.           Without limiting Immucor’s remedies, you agree that if you breach this Release Agreement, Immucor shall be excused from performing any remaining obligations under this Release Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Release Agreement consists solely of initiating a legal action in which you contend that the releases set forth in Section 3 is invalid, in whole or in part, for failure to comply with the provisions of 29 U.S.C. § 626(f).

b.           This Release Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

c.           You and Immucor agree to prepare and execute such papers and documents as may be necessary to effectuate the undertakings and responsibilities set forth in this Release Agreement.

d.           If any part or provision of this Release Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, that part shall be ineffective only to the extent it is deemed invalid or unenforceable, without in any way affecting the remaining parts of the provision in question or the remaining provisions of this Release Agreement.

e.           Each of the signatories to this Release Agreement represents and warrants that he is authorized to execute this Release Agreement and to bind the party on whose behalf they have executed the Release Agreement.

f.           All matters relating to the interpretation, construction, and enforcement of this Release Agreement shall be governed by the laws of the State of Georgia, irrespective of its choice of law rules, and to the extent that such laws are not preempted by the laws of the United States of America.

g.           If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Release Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.

6.            Definitions

As used in this Release Agreement the following terms are defined as follows:

a.           “Governmental Authority” shall mean and include any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board, body or court.

b.           “Law” shall mean and include any code, law, order, ordinance, regulation, rule or statute of any Governmental Authority.

c.           “Person” shall mean and include a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, partnership, joint venture, limited liability company, trust, business association or any Person acting in a representative capacity.

[Remainder of page intentionally left blank]

If you are willing to enter into this Release Agreement, please signify your acceptance in the space indicated below within 21 days of your receipt of this Release Agreement, and return it to Immucor’s Vice President of Worldwide Human Resources via certified mail or overnight courier at the address specified in Section 4.b.

Very truly yours

[_____________]

___________________________________
[EMPLOYEE NAME]

Date: _______________________________

IMMUCOR, INC.

By:

Date: _______________________________